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Exhibit 23.2

                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

TO: American IDC Corp.

As independent certified public accountants, we hereby consent to the incorporation by reference in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of American IDC Corp. for the year ended December 31, 2002 of our report dated April 11, 2003 which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, and contained in the Registration Statement No. 333-105184 of American IDC Corp. Form S-8 under the Securities Act of 1933 insofar as such report relates to the financial statements of American IDC Corp. for the year ended December 31, 2002.

                                    /s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
                                    --------------------------------------------
                                        Russell Bedford Stefanou Mirchandani LLP

McLean, Virginia
March 24, 2004